Exhibit 5.1

September 19, 2013

MicroVision, Inc.

6222 185th Avenue NE

Redmond, WA 98052

Re: Registration Statement on Form S-3 (File No. 333-184703)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated November 15, 2012 (the “Base Prospectus”) and the prospectus supplement dated September 19, 2013 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by MicroVision, Inc. (the “Company”) of (i) 3,492,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase up to an aggregate of 2,095,200 shares of Common Stock (the “Warrants”). The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.” The Shares, the Warrants and the Warrant Shares are covered by the Registration Statement. We understand that the Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner set forth in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares and the Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as described in the Prospectus, assuming a sufficient number of Warrant Shares are at the time available for issuance, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise or exchange of the Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP